EXHIBIT 4.2


                   AMENDMENT TO COMMON STOCK RIGHTS AGREEMENT


      Amendment, dated as of June 4, 2004 (the "Amendment"), to the Common Stock Rights Agreement, dated as of November 19, 2001 (the "Rights Agreement"), between The First Years Inc., a Massachusetts corporation (the "Company"), and Equiserve Trust Company, N.A., a national banking association having its principal offices in Canton, Massachusetts (the "Rights Agent").

                               W I T N E S S E T H

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to the Distribution Date (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of any holders of the Rights (as defined in the Rights Agreement); and

      WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. Amendments to Section 1.

            (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

                  (mm) "Merger" shall have the meaning set forth in the Merger
            Agreement.

                  (nn) "Merger Agreement" shall mean the Agreement and Plan of
            Merger, dated as of June 4, 2004, by and among the Company, Parent and MergerCo, as may be amended from time to time.

                  (oo) "MergerCo" shall mean RBVD Acquisition Corp., a
            Massachusetts corporation.

                  (pp) "Parent" shall mean RC2 Corporation, a Delaware
            corporation.

                  (qq) "Voting Agreements" shall mean those certain Voting
            Agreements entered into as of June 4, 2004, by and between Parent and each of Ronald J. Sidman, Kenneth R. Sidman, Evelyn Sidman, Benjamin Peltz and Fred T. Page, as the same may be amended from time to time.

            (b) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

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            "Notwithstanding the foregoing or any other provision of this
            Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the execution and delivery of the Voting Agreements, and (iv) the exercise by the parties thereto of their respective rights under the Voting Agreements, shall be deemed to result in Parent, MergerCo or any other Person becoming an Acquiring Person."

            (c) The definition of "Distribution Date" in Section 1(q) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

            "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the execution and delivery of the Voting Agreements, or (iv) the exercise by the parties thereto of their respective rights under the Voting Agreements."

      2. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

            "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions set forth in Section 9(e), Section 11(a)(iii) and
            Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which such Rights are exchanged as provided in Section 24 hereof and (v) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii), (iv) or (v) being herein referred to as the "Expiration Date")."

      3. Amendment to Section 21. Section 21 of the Rights Agreement is hereby amended by inserting the following sentence after the first sentence thereof:

            "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be


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            deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company."

      4. Addition of Section 35. The Rights Agreement is hereby amended by adding the following Section 35:

            "Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest."

      5. Termination of Amendment. Upon the termination of the Merger Agreement in accordance with its terms and without any further action on the part of any of the parties hereto, as of the date of such termination, this Amendment shall become null and void and of no further force or effect.

      6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

      7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts to be made and performed entirely therein.

      8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Common Stock Rights Agreement to be duly executed as of the day and year first above written.


                                   THE FIRST YEARS INC.


                                   By: /s/ Susan Novins
                                       ----------------------------
                                       Name: Susan Novins
                                       Title: Vice President and General Counsel


                                   EQUISERVE TRUST COMPANY, N.A.


                                   By: /s/ Margaret Prentice
                                       ----------------------------
                                       Name: Margaret Prentice
                                       Title: Managing Director



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